Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Vylor Inc. of our report dated April 16, 2026, except for the change in composition of reportable segments described in Note 22 to the combined financial statements, as to which the date is August 14, 2026, relating to the financial statements and financial statement schedule of the Seed Business of Corteva, Inc., which appears in Amendment No. 3 to the Registration Statement on Form 10 of Vylor Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 12, 2026